Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in this Registration Statement (Form S-8) of Forterra, Inc. of our report dated March 7, 2018, relating to the financial statements of Concrete Pipe & Precast, LLC, which report appears in the Form 10-K of Forterra, Inc. for the year ended December 31, 2017.

/s/ Moss Adams LLP

Houston, Texas
February 28, 2018